Exhibit 10.1

To:	Employee Name

Date:	Month Year

Re:	Transaction bonus

You are a very valuable team member and play a key role within SunGard. We want to ensure we take sufficient steps to acknowledge your contribution to the acquisition of SunGard by FIS, and closing out the year strong.

Therefore, we are pleased to offer you a special one-time transaction bonus of $        , payable soon after the closing and subject to the attached terms and conditions.

If you have any questions, please reach out to Gary Watts in the Human Resources group: gary.watts@sungard.com/484-582-5409.

Congratulations, and thank you for your continued hard work and dedication!

Received and Acknowledged	Date

Terms and Conditions of Transaction Payments

SunGard entered into an Agreement and Plan of Merger dated August 12, 2015, under which Fidelity National Information Services, Inc. will acquire SunGard (“the Proposed Transaction”). In order to ensure that SunGard and its subsidiaries retain the services and incentivize continued employment of certain employees (“Participants”) through the later of December 31, 2015 or the Closing of the Proposed Transaction, SunGard and its subsidiaries have offered special one-time bonus payments (the “Transaction Payments”). “Closing” means the closing of the Proposed Transaction as defined in the Plan of Merger.

Payment Conditions

Subject to satisfaction of the conditions set forth below, each Participant’s Transaction Payment will be earned on the later of December 31, 2015 or at the time of the Closing. The Transaction Payments shall be subject to all withholdings required by law and shall be paid as soon as reasonably practical following the Closing, but no later than 60 days after the Closing. Transaction Payments will not be treated as compensation for purposes of calculating any retirement, severance or other benefit a Participant may be entitled to receive from SunGard or any of its subsidiaries or affiliates.

No Transaction Payment will be paid to a Participant if the Proposed Transaction never closes or in the event of the voluntary termination or involuntary termination with cause of such Participant’s employment with SunGard or any of its subsidiaries or affiliates prior to the date on which the Transaction Payment is earned.

The Participant is required to keep the Transaction Payment confidential and not discuss or disclose it with anyone, except the Participant’s spouse, attorney, accountant, or as required by law. The Participant must also keep confidential any confidential information concerning the Proposed Transaction except with SunGard’s attorneys and advisors or any SunGard employee who is authorized to know such information.

The provision of a Transaction Payment does not constitute (a) contract of employment; or (b) a guarantee of continued employment for any period.

The Transaction Payments are being offered in $USD. As applicable for Participants who are not paid in $USD, any amount earned will be converted to and paid in local currency using SunGard’s budgeted foreign exchange rate in effect during the year of payment.

Company Discretion

SunGard reserves the right to determine that any Participant has not earned a Transaction Payment if, before the later of December 31, 2015 or the Closing:

•	SunGard determines that a Participant has breached or violated in any material respect any agreement between the Participant and SunGard or any of its subsidiaries or affiliates or any material policy in SunGard’s Business Conduct and Compliance Program;

•	The Participant is subject to performance or disciplinary actions; or

•	The Participant fails to adhere to the confidentiality provisions set forth above.

Section 409A – for U.S. taxpayers

It is the intent of the parties that the Transaction Payments will be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”). In the event SunGard reasonably determines that any Transaction Payment is subject to Section 409A, it may amend the terms of the Transaction Payment in the manner necessary to ensure exemption or compliance with Section 409A.